UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 12, 2023

THERAPEUTIC SOLUTIONS INTERNATIONAL, INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada	000-54554	45-1226465
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

701 Wild Rose Lane
Elk City, Idaho 83525
(Address of Principal Executive Offices and Zip Code)

(760) 295-7208
(Issuer’s telephone number)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	TSOI	OTC Markets

Item 8.01 Other Events – Letter to Shareholders and Interested Parties.

To All Shareholders and Interested Parties:

In order to correct the record regarding Therapeutic Solutions International, Inc. (“TSOI” and/or the “Company”) and Campbell Neurosciences, Inc. (“CNSI”) relevant to their interests regarding the corporate action filed with FINRA to verify documentation and information and its associated 8-K filed 3/24/2023, the following resolutions based on shareholder consents and approvals of the boards of both TSOI and CSNI were adopted:

RESOLVED, that the Board of TSOI, with the approval and agreement of the Board of CNSI, believes that the dividend to TSOI shareholders of CNSI stock is in the best interest of the Company and relevant shareholders, the Board, therefore, pursuant to Nevada Revised Statutes Section NRS 78.215, and unanimously approved by TSOI Series A Preferred Stock holders representing at least 51% of the voting stock of TSOI, copies of which are appended hereto, authorizes and approves TSOI, who currently owns 15,660,000 (52%) of the shares of Campbell Neurosciences, Inc. (“CNSI”) common stock, pursuant to a called special meeting, discussed and unanimously approved the filing of the 8-K to address and correct any confusion that appears to have been created by prior PR, 8-Ks, and public information regarding Sandbox Dental Labs, Inc., (“Sandbox DL”), a Delaware corporation, namely the changing of its name to Campbell Neurosciences, Inc., which was not completed and public notice should likely have been done at that time, and the licensing of certain patents and related transactions in order to begin the process of spinning off the subsidiary from TSOI, the dividend distribution being part of said process, which have been rescinded in order to capitalize CNSI, as filed and certified in Delaware on 2/1/2021;

RESOLVED FURTHER, it is advisable to correct the record regarding CNSI the board of directors of the Company, with approval and consent of the board of CNSI, has determined that the 8-K, in correcting the above-described misapprehension and publicly state the intent to dissolve Sandbox DL and have authorized and begun steps to be taken in that regard, including filing of final tax returns with Delaware and the authority to file the Certification of Dissolution once proof of final tax returns are acquired;

RESOLVED FURTHER, relevant to the same validation process and FINRA responses re the dividend distribution corporate action, the 8-K shall also disclose a change in the ratio resulting from a disclosed issuance that was eligible to be included in the Dividend Offer on the deadline, to affirm the desired issuance of a dividend consisting of 10,000,000 shares of TSOI holdings in CNSI to TSOI shareholders ratio is now 1 to 0.00358 of TSOI common to CNSI common, respectively, the dividend distribution is conditional based upon an election to accept by the TSOI shareholder owning stock as of 4/7/2023, beneficial ownership of stock date of April 7, 2023 (“Dividend Offer”) remains the same, as well as Dividend Offer Date of April 8, 2023 and a closing date of July 10, 2023 (“The Dividend Offer will remain open for Ninety (90) days from the Dividend Offer Date”).

In addition, a correction of the percentage of shares that TSOI currently owns of CNSI, which has been stated with different results, including the 8-K of 3/24/2023, to clear up any shareholder, public or regulator confusion, that the actual percentage of ownership being 52% (15,660,000/30,045,000 shares issued = .5212), as stated above.

RESOLVED FURTHER, that an amended 8-K shall be filed once FINRA is satisfied all documents and information are verified regarding the public disclosure of the dividend distribution to be posted on OTC Markets;

RESOLVED FURTHER, that the officers of the Company are hereby authorized to do and perform any and all such acts, including execution and issuance of any and all documents, as said officers shall deem necessary or advisable, to carry out the purposes of the foregoing resolution. A facsimile copy of this resolution shall have the same legal effect as an original of the same.

Item 9.01 Financial Statements and Exhibits.

Exhibit Index

(99.1)	Minutes and Resolutions of the Board of Directors of Therapeutic Solutions International, Inc.
(99.2)	Minutes and Resolutions of the Board of Directors of Campbell Neurosciences, Inc.
(99.3)	Purchase Agreement between TSOI and CNSI
(99.4)	Exclusive Patent License Agreement between TSOI and CNSI 17-030416
(99.5)	Exclusive Patent License Agreement between TSOI and CNSI 63-057315
(99.6)	Exclusive Patent License Agreement between TSOI and CNSI 63-061202
(99.7)	Exclusive Patent License Agreement between TSOI and CNSI 63-068388
(99.8)	Exclusive Patent License Agreement between TSOI and CNSI 63-071381
(99.9)	Exclusive Patent License Agreement between TSOI and CNSI 63-077723
(99.10)	Exclusive Patent License Agreement between TSOI and CNSI 63-105964
(99.11)	Exclusive Patent License Agreement between TSOI and CNSI 63-122862
(99.12)	Exclusive Patent License Agreement between TSOI and CNSI 63-128759
(99.13)	Exclusive Patent License Agreement between TSOI and CNSI 63-174291
(99.14)	Exclusive Patent License Agreement between TSOI and CNSI 63-189630
104	Cover Page Interactive Data File (Embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 13, 2023

THERAPEUTIC SOLUTIONS INTERNATIONAL, INC.

By:	/s/ Timothy Dixon	By:	/s/ Thomas Ichim
	Timothy Dixon		Thomas Ichim
	Chief Executive Officer, Director		Director